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As filed with the Securities and Exchange Commission on December 24, 2003

Registration No. 333-73652

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROVISION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1600822 (IRS Employer Identification No.)

19910 North Creek Parkway
Bothell, Washington 98011-3008
(Address, including Zip Code, of Principal Executive Offices)

Option Agreements
With Non-Executive Officer Employees

Thomas M. Walker,
Vice President, General Counsel
Microvision, Inc.
19910 North Creek Parkway
Bothell, Washington 98011-3008
(425) 415-6847 (telephone)
(425) 481-1625 (facsimile)
(Name, address, and telephone number of agent for service)

With copy to:
Joel F. Freedman, Esq.
Ropes & Gray LLP
One International Place
Boston, MA 02110

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

No additional securities are to be registered and registration fees were paid upon the filing of the original Registration Statement No. 333-73652. Therefore, no further registration fee is required.	N/A	N/A	N/A	N/A

EXPLANATORY NOTE

        This Post-Effective Amendment to Registration Statement No. 333-73652 on Form S-8 (the "Registration Statement") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by Microvision, Inc., a Delaware corporation ("Microvision-DE"), which is the successor to Microvision, Inc., a Washington corporation ("Microvision-WA"), following a reincorporation merger. The merger was effected through the merger of Microvision-WA with and into Microvision-DE, with the result that Microvision-DE is the surviving corporation and successor issuer to Microvision-WA. Immediately prior to the merger, Microvision-DE had no assets or liabilities other than nominal assets or liabilities. In connection with the merger, Microvision-DE acquired all of the assets and assumed all of the liabilities of Microvision-WA.

        In connection with the merger, each outstanding share of common stock of Microvision-WA was converted into one common share of Microvision-DE. In addition, Microvision-DE assumed Microvision-WA's various stock compensation plans, including Microvision-WA's Option Agreements with Non-Executive Officer Employees.

        In accordance with Rule 414(d) of the Securities Act, Microvision-DE, as successor issuer to Microvision-WA, hereby expressly adopts the Registration Statement as its own for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

        The following documents filed by Microvision, Inc. ("Microvision"), with the Securities and Exchange Commission are incorporated herein by reference:

        (a)   Microvision's latest annual report on Form 10-K for the year ended December 31, 2002 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

        (b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

        (c)   The description of the authorized capital stock of Microvision contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

        All reports and other documents subsequently filed by Microvision pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

        Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Article 8 of Microvision's Certificate of Incorporation authorizes Microvision to indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law. Article 8 also requires indemnification of present and past directors, as well as any person who, while a director, also was serving at the request of Microvision as an officer, employee or agent of Microvision or as a director, officer, employee or agent of another entity (each, an "Indemnitee"), who was or is made a party, or is threatened to be made a party to, or is involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), because such Indemnitee is or was a director of Microvision. Article 8 of the Certificate of Incorporation also provides that any Indemnitee who was or is made a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of Microvision to procure a judgment in its favor because such Indemnitee is or was a director of Microvision, will be indemnified and held harmless by Microvision to the fullest extent permitted by applicable law against all expense actually and reasonably incurred or suffered by such Indemnitee in connection with such action or suit; provided that the Indemnitee must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Microvision; and provided further that, with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding these indemnification obligations, no indemnification will be provided to any Indemnitee to the extent that such indemnification would be prohibited by the Delaware General Corporation Law or other applicable law as then in effect, nor, except with respect to proceedings seeking to enforce rights to indemnification, will Microvision indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person except where such Proceeding was authorized by the Board of Directors.

        Article 8 of the Certificate of Incorporation also provides that expenses incurred in defending any Proceeding in advance of its final disposition may be advanced by Microvision to the Indemnitee upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Microvision, except where the Board of Directors adopts a resolution expressly disapproving such advancement.

        Article 8 of the Certificate of Incorporation also authorizes the Board to indemnify and advance expenses to officers, employees and agents of Microvision on the same terms and with the same scope and effect as the provisions thereof with respect to the indemnification and advancement of expenses of directors.

Item 7. Exemption From Registration Claimed.

        Not Applicable.

Item 8. Exhibits

3.1	Certificate of Incorporation of Microvision, Inc. (1)
3.2	By-laws of Microvision, Inc. (1)
4.1	Form of specimen certificate for common stock (1)
5.1	Opinion of Ropes & Gray LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
24.1	Power of attorney

(1)
Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-102244) as filed with the Commission on December 24, 2003.

Item 9. Undertakings

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington on December 24, 2003.

MICROVISION, INC.
By:	/s/ RICHARD F. RUTKOWSKI Name: Richard F. Rutkowski Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on the 24th day of December, 2003:

Signature	Title

/s/ RICHARD F. RUTKOWSKI Richard F. Rutkowski	Chief Executive Officer and Director (Principal Executive Officer)
* Stephen R. Willey	President and Director
/s/ RICHARD A. RAISIG Richard A. Raisig	Chief Financial Officer (Principal Financial Officer)
/s/ JEFF WILSON Jeff Wilson	Vice President, Accounting (Principal Accounting Officer)
* Jacqueline Brandwynne	Director
* Richard Cowell	Director
* Slade Gorton	Director
* Walter J. Lack	Director
* William A. Owens	Director

* Robert A. Ratliffe	Director
* Dennis J. Reimer	Director

        The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 pursuant to the Power of Attorney executed by the above named directors and officers of the registrant and filed with the Securities and Exchange Commission on behalf of such directors and officers.

*By:	/s/ RICHARD F. RUTKOWSKI Richard F. Rutkowski	Attorney-in-fact	December 24, 2003

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation of Microvision, Inc. (1)
3.2	By-laws of Microvision, Inc. (1)
4.1	Form of specimen certificate for common stock (1)
5.1	Opinion of Ropes & Gray LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
24.1	Power of attorney

(1)
Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-102244) as filed with the Commission on December 24, 2003.

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS